                                     CONSENT


                  The undersigned, being all of the Directors of The Great American BackRub Store, Inc. do hereby agree and consent to the attached resolutions being adopted without meeting.


         /s/ William Zanker                           /s/ Stephen Seligman
         -------------------------                    -------------------------
         William Zanker                               Stephen Seligman



         /s/ Andrew Hyams                             /s/ Terrance Murray
         -------------------------                    -------------------------
         Andrew Hyams                                 Terrance Murray



         /s/ Donald R. Fleisher
         -------------------------
         Donald R. Fleisher



         Dated:  October 15, 1997



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                               Special Resolutions
                    (The Great American BackRub Store, Inc.)

Issuance of Shares to Josh Alexander Associates

         RESOLVED, that the issuance of 750,000 shares of the Corporation's Common Stock to Josh Alexander Associates at the closing of the Corporation's acquisition of Caribsun Corp. in accordance with the agreement presented to the Board September 9, 1997, as amended, is hereby approved.

Issuance of Shares to William Zanker

         RESOLVED, that Mr. Zanker's efforts in connection with the acquisition of Caribsun extended well beyond the scope of his duties and will represent a substantial benefit to the Corporation and its shareholders.

         RESOLVED, that the Corporation issue 250,000 shares of Common Stock to Mr. Zanker at the closing of the Corporation's acquisition of Caribsun Corp. as compensation for such services.